Exhibit 99.2

Q3 FY13 Question & Answer

April 3, 2013

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- ACT II	- Lightlife	- Reddi-wip	- Van Camp’s

- Egg Beaters	- Marie Callender’s	- Ro*Tel	- Wesson

- Hebrew National	- Orville Redenbacher’s	- Rosarita	- Wolf

- Hunt’s	- PAM	- Slim Jim

- Libby’s	- Peter Pan	- Swiss Miss

Sales for Snack Pack were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- Andy Capp’s	- DAVID	- Parkay
- Banquet	- Healthy Choice
- Blue Bonnet	- Kid Cuisine
- Chef Boyardee	- La Choy
- Crunch ’n Munch	- Manwich

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods segments?

Consumer Foods organic volume declined 3%.

Commercial Foods volume was down 1%.

4.	Why are there slight differences in Commercial Foods’ segment sales in prior periods?

There has been a change in methodology regarding the presentation of certain types of product sales. Previously, the margin from these sales was included as a reduction of cost of goods sold, and now it is reported on a gross basis as sales and cost of goods sold. This has no impact on profitability.

5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $113 million (versus approximately $91 million in Q3 FY12); $17 million of the increase relates to Ralcorp.

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $109 million (versus approximately $79 million in Q3 FY12); $13 million of the increase relates to Ralcorp.

7.	What was the net interest expense for the quarter?

Approximately $71 million (versus approximately $50 million in Q3 FY12)

8.	What was Corporate expense for the quarter?

Unallocated Corporate expense was $196 million in the current quarter and $51 million in the year-ago period. Current-quarter amounts include $27 million of unfavorable hedge-related impact and $85 million of other expenses from items impacting comparability, while year-ago period amounts include $22 million of favorable hedge-related benefit and $12 million of net expense from historical and legal insurance matters. Excluding these amounts, unallocated Corporate expense was $84 million for the current quarter and $61 million in the year-ago period. The increase largely reflects higher incentives but also reflects the addition of Ralcorp corporate expense.

9.	How much did the company pay in dividends during the quarter?

Approximately $101 million (versus approximately $99 million in Q3 FY12)

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 418 million shares for the quarter

11.	Did the company repurchase any shares during the quarter?

The company repurchased approximately 37,000 shares of common stock during the quarter for approximately $1 million.

12.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $900/$3,851 = 23%

Operating margin = segment operating profit** divided by net sales

Operating margin = $456/$3,851 = 12%

*	Gross profit = net sales – costs of goods sold ($3,851 – $2,951 = $900)
**	See third-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $189/$3,851 = 5%.

13.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q3 FY13
Total debt*	$10,566
Less: Cash on hand	$724

Net debt	$9,842

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

14.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 66%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. #13 for the components of net debt.

15.	What is the projected tax rate for FY13?

The company expects the tax rate to be approximately 34%, excluding items impacting comparability.

16.	What are the projected capital expenditures for FY13?

Total capital expenditures for fiscal 2013 are expected to be approximately $500 million.

17.	What is the expected net interest expense for FY13?

Net interest expense for fiscal 2013 is expected to be approximately $280 million.

18.	Where can additional information about ConAgra Foods’ decision to contribute its flour milling operations into a joint venture be found?

Subsequent to quarter end, the company announced that it plans to contribute its flour milling operations (currently reported within the Commercial Foods segment results) into a joint venture with Cargill and CHS. ConAgra Foods and Cargill will each own 44% of the joint venture, and CHS will own 12% of the joint venture. The owners intend to receive cash distributions from the joint venture at closing, which is expected to occur late in calendar 2013. For details on the announcement, please refer to company news and SEC filings dated March 5, 2013.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to consummate, and the timing to consummate, a potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill and CHS; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture among ConAgra Foods, Cargill and CHS; the ability and timing to obtain required regulatory approvals and satisfy other closing conditions related to the potential joint venture; expectations about future business plans, prospective performance and opportunities, regulatory approvals and the expected timing of the completion of the joint venture; availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ innovation, marketing, including increased marketing investments, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; ConAgra Foods’ success in efficiently and effectively integrating its acquisitions; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this document to reflect future events or circumstances or otherwise.